EXHIBIT 99.2

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation 18400 Von Karman, Suite 1000 Irvine, CA 92612	Carrie Marrelli, VP, Investor Relations (949) 224-5745 Erin Freeman, VP, Corporate Communications (949) 862-7624

NEW CENTURY ANNOUNCES RECORD EARNINGS-PER-SHARE OF $2.49 FOR THE

THIRD QUARTER 2004 AND PROVIDES 2005 OUTLOOK

Board of Directors Declared Fourth Quarter Dividend Per Share of $1.50

Company Announces October Production of $3.6 Billion

Irvine, Calif., November 4, 2004, New Century Financial Corporation (NYSE: NEW), a mortgage real estate investment trust (REIT) and one of the nation’s largest non-prime mortgage finance companies, announced today results for the three and nine months ended September 30, 2004.

Financial Highlights

■	Record earnings-per-share (EPS) of $2.49 for the third quarter 2004
■	Third quarter 2004 loan production of $10.0 billion
■	Increased mortgage loan portfolio to $10.9 billion
■	Reaffirmed 2004 production guidance of $40 billion or more
■	Reaffirmed 2004 EPS guidance of $8.25 to $8.75
■	October 2004 production of $3.6 billion

Recent Events

■	Raised gross proceeds of $818 million in equity offerings
■	Completed conversion to a REIT
■	Listed on the New York Stock Exchange (NYSE) under ticker symbol “NEW”
■	Board of directors declared dividend per share of $1.50 for the fourth quarter 2004
■	Board of directors approved tender offer for $210 million of convertible senior notes

2005 Outlook

■	Expect 2005 dividend per share of $6.00 or more
■	Expect 2005 EPS of $9.00 or more
■	Expect 2005 loan production of $45 billion or more

Financial Results

For the three months ended September 30, 2004, net earnings increased to $107.3 million, or $2.49 per share on a diluted basis, compared with $64.9 million, or $1.75 per share on a diluted basis, for the same quarter a year ago, representing an increase of 65.3 percent. Total revenues for the quarter increased 86.9 percent to $480.1 million, compared with total revenues of $256.9 million for the same quarter a year ago.

For the nine months ended September 30, 2004, net earnings increased to $296.9 million, or $6.96 per share on a diluted basis, compared with $171.4 million, or $4.58 per share on a diluted basis, for the same period a year ago, representing an increase of 73.2 percent. Total revenues increased 92.2 percent to $1.3 billion, compared with $653.4 million for the same period a year ago.

“In the first three quarters of this year, New Century has delivered more loan production volume and earnings than during all of 2003, demonstrating our ability to deliver consistent results in a changing economic environment,” said Robert K. Cole, chairman and chief executive officer. “Our 2005 outlook on dividends, EPS and loan volume exceeds our 2004 performance in each category and reflects the benefits of adopting REIT status.”

The following table summarizes financial information for the periods indicated:

Financial Summary (in thousands except per share data)	Three Months Ended		Nine Months Ended
	9/30/04	9/30/03	9/30/04	9/30/03
Total revenues	$480,130	$256,914	$1,255,898	$653,366
Earnings before income taxes	$182,112	$111,551	$500,965	$293,742
Net earnings	$107,279	$64,878	$296,901	$171,432
Diluted earnings-per-share	$2.49	$1.75	$6.96	$4.58
Diluted wtd. avg. shares outstanding (1)	43,687	37,060	43,195	37,427
(1)	2004 periods include approximately 6.0 million shares currently issuable upon conversion of our convertible senior notes

Loan Originations

Third quarter loan production totaled $10.0 billion, representing a year-over-year increase of 15.8 percent and an 18.7 decrease, compared with the second quarter of 2004.

“Third quarter production of $10.0 billion represents a normalized level of quarterly loan volume. Our second quarter production of $12.3 billion was exceptionally high, as we had a large influx of higher FICO loans as a result of the particularly volatile interest rate environment,” said Brad A. Morrice, vice chairman, president and chief operating officer. “We are pleased with our year-to-date production results and are on track to produce $40 billion or more in volume for 2004.”

The following table summarizes our loan originations by channel and product type for the periods indicated:

(in thousands)	Three Months Ended				Nine Months Ended
	09/30/04%		09/30/03%		09/30/04%		09/30/03%
Wholesale	$8,980,919	89.8	$8,014,896	92.8	$27,762,167	90.4	$17,576,146	91.9
Retail	1,022,505	10.2	623,912	7.2	2,933,480	9.6	1,555,130	8.1

Total	$10,003,424	100.0	$8,638,808	100.0	$30,695,647	100.0	$19,131,276	100.0

Fixed rate	$1,900,910	19.0	$3,441,039	39.8	$8,560,522	27.9	$6,058,418	31.7
Adjustable rate	8,102,514	81.0	5,197,769	60.2	22,135,125	72.1	13,072,858	68.3

Total	$10,003,424	100.0	$8,638,808	100.0	$30,695,647	100.0	$19,131,276	100.0

Refinance	$6,034,474	60.3	$6,356,024	73.6	$20,023,344	65.2	$14,648,330	76.6
Purchase	3,968,950	39.7	2,282,784	26.4	10,672,303	34.8	4,482,946	23.4

Total	$10,003,424	100.0	$8,638,808	100.0	$30,695,647	100.0	$19,131,276	100.0

“We are committed to expanding our production channels and product mix, as reflected by the 89 percent growth in our retail franchise and 138 percent growth of our purchase business, on a year-to-date basis. In addition, we have seen considerable growth of our interest only product, which represented 22 percent of our third quarter volume. We believe our strict underwriting guidelines and the stronger credit characteristics mitigate the perceived higher risk associated with these loans,” said Morrice.

October 2004 Loan Production

The following table compares October 2004 loan production volume to the same period in 2003:

(in billions)	2004			2003
	$ Vol.	Funding Days	Average Daily $ Vol.	$ Vol.	Funding Days	Average Daily $ Vol.	% Change in Vol.	% Change in Average Daily Vol.
October	$3.6	21	$0.171	$2.9	23	$0.126	24%	36%

Year-to-date	$34.3	211	$0.163	$22.0	212	$0.104	56%	57%

Credit Quality

The following table summarizes loan origination by risk grades for the periods indicated:

(in thousands)	Three Months Ended 9/30/04				Three Months Ended 9/30/03
Risk Grades	Amount	%	Wtd. Avg. LTV (1)	FICO	Amount	%	Wtd. Avg. LTV (1)	FICO
AA	$7,535,940	75.3	82.9	642	$6,372,798	73.8	81.5	643
A+	958,541	9.6	79.4	597	1,000,278	11.6	78.9	590
A-	664,890	6.6	76.3	576	633,854	7.3	76.3	575
B	454,578	4.6	74.1	564	385,097	4.4	74.2	561
C/C-	357,880	3.6	68.1	557	221,958	2.6	68.6	549

Subtotal	$9,971,829	99.7	81.2	626	$8,613,985	99.7	80.2	626
Commercial (2)	30,514	0.3	67.4	708	9,155	0.1	—	—
Private label prime (3)	1,081	—	—	—	15,668	0.2	—	—

Total	$10,003,424	100.0	81.1	627	$8,638,808	100.0	80.1	626

(1)	Weighted average loan to value ratio (LTV) is the LTV of the first lien mortgages and combined LTV of the second lien mortgages
(2)	Commercial loans represent real estate mortgage loans on five or more unit multifamily and mixed-use properties
(3)	Private label prime loans represent agency-qualifying loans originated for us by a third party under a private label agreement

The following table sets forth the weighted average FICO score and credit trends on production for the periods indicated:

	3Q04	2Q04	1Q04	4Q03	3Q03
Wtd. avg. FICO score	627	634	619	615	626
% of production in top 2 credit grades	84.9%	87.3%	84.1%	82.6%	85.4%
% of production in bottom 2 credit grades	3.6%	2.7%	3.5%	3.5%	2.6%

Net Operating Margin

The following table sets forth the components of net operating margin for the periods indicated:

	3Q04	2Q04	1Q04	4Q03	3Q03
Gain on sale	3.34%	4.27%	3.82%	3.75%	4.59%
Net interest income (1)	0.71%	0.48%	0.58%	0.54%	0.46%
Loan acquisition cost (2)	(2.32)%	(2.08)%	(2.35)%	(2.35)%	(2.06)%

Operating margin (2)	1.73%	2.67%	2.05%	1.94%	2.99%

(1)	Represents net interest income on mortgage loans held for sale divided by origination volume for the corresponding period
(2)	Loan acquisition cost and operating margin are non-GAAP financial measures; see Schedule 1 for GAAP reconciliation

“As expected, third quarter’s gain-on-sale execution declined to a level that is more in-line with anticipated levels going forward, due to interest rate and competitive production environments,” said Patti M. Dodge, executive vice president and chief financial officer. “We expect our net execution for the fourth quarter to be between 3.00 and 3.25 percent, reducing our expected margin closer to 1.50 percent.”

Loan Acquisition Costs

The following table sets forth the components of loan acquisition costs for the periods indicated:

	3Q04	2Q04	1Q04	4Q03	3Q03
Points and fees

Wholesale	(0.70)%	(0.69)%	(0.73)%	(0.76)%	(0.65)%
Retail	3.33%	3.21%	3.70%	4.19%	4.29%
Net points and fees	(0.30)%	(0.33)%	(0.36)%	(0.38)%	(0.30)%
Overhead	(2.02)%	(1.75)%	(1.99)%	(1.97)%	(1.76)%

Loan acquisition costs	(2.32)%	(2.08)%	(2.35)%	(2.35)%	(2.06)%

Wholesale production as a % of total production	89.8%	90.5%	91.2%	92.2%	92.8%

“The increase in third quarter overhead, as a percentage of production, was a result of our originations returning to a normalized level,” added Dodge. “We expect loan acquisition costs to be approximately 2.25 percent for the fourth quarter, and expect to begin to see a reduction of loan acquisition costs in 2005 due to the new loan origination system we are rolling out.”

Loan acquisition costs is a non-GAAP financial measure within the meaning of Regulation G promulgated by the SEC. The most directly comparable GAAP financial measure is total expenses as reflected in our income statement. We believe that the presentation of loan acquisition costs provides useful information to investors regarding our financial performance because it allows us to monitor the performance of our core operations, which is more difficult to do using the most directly comparable GAAP measure. Our management uses loan acquisition cost data for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. As required by Regulation G, a reconciliation of loan acquisition costs to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 1 to this press release.

Forward Sale Commitments

Current forward sales commitments totaling $6 billion will settle during the fourth quarter of 2004. We expect these sales to close at gross premiums ranging from 103.0 percent to 103.5 percent.

Secondary Market Transactions

The following table summarizes our secondary market transactions for the periods indicated:

(in thousands)	Three Months Ended 09/30/04 09/30/03				Nine Months Ended 09/30/04 09/30/03
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Whole loan sales	$7,972,016	63.8	$4,854,522	75.4	$21,685,162	72.1	$13,782,787	82.6
Off-balance sheet securitizations (1)	297,653	2.4	—	—	634,801	2.1	—	—

Total premium sales	$8,269,669	66.2	$4,854,522	75.4	$22,319,963	74.2	$13,782,787	82.6
Discounted loan sales	53,522	0.4	83,420	1.3	144,197	0.5	191,496	1.2

Total sales	$8,323,191	66.6	$4,937,942	76.7	$22,464,160	74.7	$13,974,283	83.8
Mortgage loan portfolio	$4,165,116	33.4	1,502,872	23.3	$7,622,892	25.3	2,708,887	16.2

Total secondary market transactions	$12,488,307	100.0	$6,440,814	100.0	$30,087,052	100.0	$16,683,170	100.0

Total secondary market transactions as a % of production	124.8%		74.6%		98.0%		87.2%

(1) Represents loans securitized by the CMC Fund I further explained below in “Residual Interests”

Gain-on-Sale of Loans

The following table reflects the components of our gain on sale of loans for the periods indicated:

(in thousands)	Three Months Ended				Nine Months Ended
	09/30/04		09/30/03		09/30/04		09/30/03
	$	% Gain	$	% Gain	$	% Gain	$	% Gain
Whole loan sales	$268,449		$209,151		$832,299		$576,847
Securitizations	5,953		—		19,405		—
Mortgage servicing rights	4,723		21,218		4,723		53,105

	$279,125	3.38	$230,369	4.75	$856,427	3.84	$629,952	4.57
Loss on loans sold at a discount	(1,222)		(3,699)		(7,905)		(18,490)
Adjustments to loss allowance	—		—		—		2,000

Net execution	$277,903	3.34	$226,670	4.59	$848,522	3.78	$613,462	4.39
Premiums paid to acquire loans (1)	(69,149)		(43,100)		(200,609)		(127,362)
Hedge loss (2)	(3,093)		(7,275)		(2,056)		(13,979)
Fair value adjustment	409		(3,100)		(6,361)		(1,494)
Net deferred origination costs (3)	(2,680)		(9,565)		(19,079)		(34,913)

Net gain on sale	$203,390	2.44	$163,630	3.31	$620,417	2.76	$435,714	3.12

(1)	Premiums paid to acquire loans represent amounts paid to wholesale mortgage brokers for which the loans were sold during the period
(2)	Hedge loss represents the impact of changes in the market value of derivative instruments used to mitigate the interest rate risk related to our residual interests and loans held for sale
(3)	Net deferred origination costs include non-refundable fees and direct costs associated with the origination of mortgage loans that are deferred and recognized when the loans are sold

Third quarter 2004 gain-on-sale was higher than the same quarter in 2003, because of a higher volume of loan sales and lower net deferred origination costs, partially offset by lower net execution. Net execution was lower in third quarter of 2004, compared with the same period last year primarily due to the fluctuating interest rate and competitive environments.

Mortgage Loan Portfolio

At September 30, 2004, our mortgage loan portfolio held for investment totaled $10.9 billion, net of the related allowance for loan losses. Approximately $6.6 billion of this portfolio was structured as a collateralized mortgage obligation (CMO), which provides certain tax advantages compared with the real estate mortgage investment conduit (REMIC) structure previously employed through October 2003. Since inception of this portfolio, we have provided $89.1 million for loan losses and our loss allowance was $84.7 million at September 30, 2004.

The following table provides performance data on our mortgage loan portfolio as of September 30, 2004:

(in thousands)	2003 Vintage	2004 Vintage
Initial collateral pool	$4,946,781	$7,622,892
Current collateral pool	$3,515,382	$7,388,279
Delinquency (60+ days)	2.67%	0.34%
Cumulative losses-to-date	0.09%	—
Projected cumulative losses over life	2.59%	2.90%
Weighted avg. life in years	2.95	2.86

“We are extremely pleased with the performance of our mortgage loan portfolio. Delinquency rates have been consistently lower than earlier vintages, even after adjusting for the higher credit scores. We expect an even greater contribution to our earnings for 2005 from this portfolio,” said Dodge.

The following table provides the estimated contribution to EPS from our mortgage loan portfolio:

(in billions)	Nine Months Ended 9/30/03	FY 2003	Nine Months Ended 9/30/04	FY 2004 (e)
Portfolio balance	$3.8	$4.7	$10.9	$13.5
% contribution to EPS	4%	10%	28%	36%

Repurchase Allowance

We establish our repurchase allowance to provide for future repurchase obligations pursuant to representations and warranties in our loan sale agreements. We apply the historic rate of repurchases, the percent of those repurchases that are resold at a loss and the historic loss experience on such repurchases to our recent whole loan sales. Generally, repurchase requests are made within 90 days of the sale of the loans.

As of September 30, 2004, the components of our repurchase allowance, which are included in other liabilities on our balance sheet, are as follows:

(in millions)
Whole loan sale repurchase obligations:
Whole loan sales	$8,419
Historic repurchase rate	0.6%
Historic percentage of repurchases resold at a loss	70.0%
Average loss on sales of repurchased loans	21.1%
Total repurchase allowance	$7.5

Residual Interests

As of September 30, 2004, residual interests totaled $207.3 million. The following table summarizes the roll-forward of residual interests:

(in millions)	Three Months Ended 9/30/04
Beginning balance at 06/30/04	190.8
New residuals recorded	$23.3
Less cash received during 3Q04	($16.5)
Residual interest income	$9.3
Fair value adjustment to residual interests	$0.4

Ending balance at 9/30/04	$207.3

Investment in Carrington Mortgage Credit Fund I, LP

In the first quarter of 2004, we invested $2 million in Carrington Capital Management, LLC (CMC LLC) and $25 million in Carrington Mortgage Credit Fund I, LP (CMC Fund I), which is sponsored by CMC LLC. The fund invests primarily in whole loans and securities derived from residential non-prime mortgage origination. We currently own 98 percent of CMC Fund I and 35 percent of CMC LLC. These investments are consolidated with our financial statements for financial reporting purposes. In September 2004, CMC Fund I executed a securitization transaction structured as a sale rather than a financing, resulting in the addition of the $23.3 million in residual interest included in the table above.

“We anticipate Carrington will raise capital within the next two quarters, at which point we will no longer be required by GAAP to consolidate their results,” said Dodge.

We look at a number of variables in evaluating the reasonableness of our quarterly valuation assumptions including historical experience, economic conditions and other factors. Updating the model for actual performance, the current forward LIBOR rates and modifying certain assumptions relating to losses and cumulative prepayment rates resulted in a fair value adjustment of $409,000. This adjustment was offset by $606,000 in hedging losses for the third quarter of 2004.

Loan Performance Data

Detailed loan performance data and our credit trends are available on the “Earnings Releases” page in the Investor Relations section of our Web site at www.ncen.com. Such loan performance data, as well as the loan performance data of our peers through September 30, 2004, are also available through various industry sources. We believe these data indicate that our loan pools are generally performing in line with or better than our peer group.

Loan Servicing

As of September 30, 2004, the balance of our loan servicing portfolio was $21.8 billion, consisting of the following:

(in billions)
Loans held for investment	$9.2
Loans held for sale	$3.9
Servicing rights retained	$0.8
Interim servicing	$7.9

Loans held for investment represent the portion of our mortgage loan portfolio for which we retained servicing. During the third quarter of 2004, we sold the servicing rights related to our $1.7 billion 2004 NCA transaction. Loans held for sale represent our unsold inventory. Servicing rights retained include both loans sold to whole loan investors for which we retained the servicing rights and loans securitized by the CMC Fund I. Interim servicing represents loans sold to whole loan investors that we have agreed to service temporarily pending their transfer.

As of September 30, 2004, the balance of loans serviced by others that underlie certain of our residual assets was $1.0 billion.

Ratings

In October, Standard & Poor’s Ratings Services (S&P) raised our long-term counterparty rating to “BB” from “BB-” and our senior unsecured debt rating to “BB-” from “B+.” The outlook for both ratings, which had been under review for an upgrade since the initial rating in April, is now stable.

Tender Offer for Convertible Senior Notes

On November 3, 2004, our board of directors authorized New Century TRS Holdings, Inc., one of our wholly-owned subsidiaries, to make a tender offer to holders of our $210 million convertible senior notes due 2008. We believe that the conversion of the notes will improve our capitalization on a consolidated basis by increasing our outstanding equity base. Additionally, we expect that it will improve our ability to issue new debt at attractive rates and on beneficial terms, which may lower our long-term capital costs. The offer is contingent upon a number of conditions, including the Securities and Exchange Commission’s declaration that the applicable registration statement is effective.

Conversion to a REIT and Related Offerings

On October 1, 2004, we converted to a REIT and announced the pricing of a public offering of 13.5 million shares of our common stock for aggregate gross proceeds of $783 million. The newly issued shares began trading that day on the NYSE under the ticker symbol “NEW.” On October 6, 2004, we sold an additional 636,885 shares of common stock to Friedman, Billings, and Ramsey Group, Inc. for aggregate proceeds of approximately $35 million in a private placement transaction. The net proceeds of the public offering and the concurrent private placement will be used primarily to build a portfolio of self-originated mortgage loans to maintain our REIT status.

As a REIT, we are required to dividend at least 90 percent of our annual REIT taxable income. The principal component of our future distributions will be the income we earn on the mortgage assets we hold. We have the option to supplement that component from time to time with a portion of the earnings from our taxable REIT subsidiaries (TRS), subject to the limitations imposed by the tax rules applicable to REITs. Our board of directors has declared our first quarterly dividend as a REIT to the company’s common stockholders at the rate of $1.50 per share. The company will pay the dividend on January 31, 2005 to stockholders of record at the close of business on January 15, 2005. Actual timing and amount of future distributions will be determined by our board of directors and is subject to our financial condition, earnings and other factors, many of which are beyond our control.

Historically, we declare our quarterly dividend in the third month of a quarter. However, our board of directors recognized the importance of sending a clear signal to our investors as to the amount of our initial dividend as a REIT and we have accelerated the announcement of our fourth quarter dividend. In subsequent quarters, we intend to resume our usual procedure of declaring our quarterly dividends in the last month of each quarter.

“We are enthusiastic about our ‘Total Return REIT,’ which is characterized by a REIT that we believe will deliver a competitive and stable dividend and a sizeable taxable REIT subsidiary that provides retained earnings to grow both the portfolio and dividends annually,” continued Cole. “We are hopeful that this unique model will be the key to unlocking stockholder value.”

2005 Outlook

“As we look to next year, we have confidence in our ability to grow during a changing interest rate environment,” concluded Cole. “The outlook is strong for us to deliver a dividend per share of $6.00 or more in 2005, while growing annual loan originations to $45 billion or more and EPS to $9.00 or more next year. Our guidance is predicated upon moderately stable housing prices, the Federal Funds rate reaching 3.25 percent and the 10-year Treasury yield increasing to 5 percent by year-end 2005.”

Conference Call and Webcast

Our third quarter results conference call is scheduled to begin at 8:00 a.m. PST on Thursday, November 4, 2004. The Webcast of the conference call and accompanying slide presentation will be available on the Investor Relations section of our Web site at www.ncen.com. If you would like to participate on the call, please contact Rachel Coultas at (949) 862-7725 to receive the details. The financial information included in this press release and the slide presentation will be available following the conference call by clicking the “Financial Information” button then the “Earnings Releases” button in the “Investor Relations” section of our Web site.

About New Century

New Century Financial Corporation is a real estate investment trust and one of the nation’s largest non-prime mortgage finance companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

As of September 30, 2004, New Century originated loans through 74 sales offices operating in 29 states and 27 regional processing centers operating in 15 states and employed 4,889 Associates.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be considered to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include: (i) our 2004 loan production guidance of $40 billion or more; (ii) our 2004 EPS guidance of $8.25 to $8.75; (iii) our expectation that our 2005 dividends per share will be $6.00 or more; (iv) our 2005 EPS guidance of $9.00 or more; (v) our 2005 loan production guidance of $45 billion or more; (vi) our belief that our strict underwriting guidelines and the stronger credit characteristics of our interest only loans mitigate the perceived higher risk associated with interest only loans; (vii) our expectation that our net execution for the fourth quarter of 2004 will be between 3.00 and 3.25 percent, reducing our expected margin closer to 1.50 percent; (viii) our expectation that loan acquisition costs will be approximately 2.25 percent for the fourth quarter of 2004; (ix) our expectation that we will begin to see a reduction of loan acquisition costs in 2005 due to the new loan origination system we are rolling out; (x) our expectation that our current forward sales commitments totaling $6 billion will close during the fourth quarter of 2004 at gross premiums ranging from 103.0 percent to 103.5 percent; (xi) our expectation that our mortgage loan portfolio will provide an even greater contribution to our 2005 earnings than it has contributed to 2004 earnings; (xii) our expectation that CMC Fund I will raise capital within the next two quarters; (xiii) our belief that the conversion of our convertible senior notes will improve our capitalization on a consolidated basis by increasing our outstanding equity base; (xiv) our expectation that the conversion of our convertible senior notes will improve our ability to issue new debt at attractive rates and on beneficial terms, which may lower our long-term capital costs; (xv) our expectation that beginning with the dividend payable for the first quarter of 2005, we will resume our usual procedure of declaring our quarterly dividends in the last month of each quarter; (xvi) our belief that, as a REIT, we will deliver a competitive and stable dividend and that our “Total Return REIT” model will be the key to unlocking stockholder value; and (xvii) our belief that we will continue to grow during a changing interest rate environment. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: (i) the condition of the U.S. economy and financial system; (ii) the interest rate environment; (iii) the condition of the markets for whole loans and mortgage-backed securities; (iv) the stability of residential property values; (v) the ability of New Century TRS Holdings, Inc., or New Century TRS, to commence or consummate the note conversion offer; (vi) our ability to comply with the requirements applicable to REITs; (vii) our ability to continue to maintain low loan acquisition costs; (viii) the potential effect of new state or federal laws and regulations; (ix) the effect of increasing competition in our sector; (x) our ability to maintain adequate credit facilities to finance our business; (xi) the outcome of litigation or regulatory actions pending against us; (xii) our ability to adequately hedge our residual values; (xiii) the accuracy of our assumptions regarding our repurchase allowance and residual valuations, prepayment speeds and losses; (xiv) our ability to finalize our forward sale commitments; (xv) our ability to deliver loans in accordance with the terms of our forward sale commitments; and (xvi) the ability of our servicing platform to maintain high performance standards. Additional information on these and other factors is contained in the Annual Report of New Century TRS on Form 10-K for the year ended December 31, 2003, as amended, and our other periodic filings of New Century Financial and New Century TRS with the SEC. We assume no obligation to update the forward-looking statements contained in this press release.

New Century Financial and New Century TRS, have filed a joint registration statement on Form S-4 with the Securities and Exchange Commission in connection with the above-referenced tender offer. In addition to the joint registration statement, New Century Financial and New Century TRS intend to file other documents relating to the offer, including a tender offer statement and related offer materials. We urge the noteholders and other securityholders to read the joint registration statement, as well as the tender offer statement and other related offer materials when we file them with the Securities and Exchange Commission, because these documents will contain important information. You will be able to obtain these documents free of charge at the website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, you may obtain documents filed by New Century Financial and New Century TRS with the Securities and Exchange Commission free of charge by requesting them in writing from New Century Financial Corporation, 18400 Von Karman Avenue, Suite 1000, Irvine, California, 92612, Attention: Carrie Marrelli, or by telephone at (949) 224-5745.

This press release does not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy, nor shall there be any exchange or sale of the securities to be delivered in connection with the above-referenced tender offer in any state in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

New Century Financial Corporation

Selected Financial Data

Unaudited

(in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Gain on sale of loans	$203,390	$163,630	$620,417	$435,714
Interest income:
Interest on mortgage loans held for sale	112,382	62,671	270,445	152,580
Interest on mortgage loans held for investment	148,308	22,299	325,117	38,194
Other interest income	40	18	73	77
Residual interest income	9,271	5,898	18,629	18,582
Servicing and other income	6,739	2,398	21,217	8,219

Total revenues	480,130	256,914	1,255,898	653,366
Operating expenses:
Personnel	99,038	72,546	289,004	172,174
Interest expense:
Interest on mortgage loans held for sale	41,013	19,062	90,699	51,336
Interest on mortgage loans held for investment	62,347	5,668	128,762	10,121
Interest on convertible notes	2,126	1,927	6,376	1,927
Other interest expense	1,956	1,277	4,875	1,850
Provision for loan losses on mortgage loans held for investment	25,769	8,113	62,750	15,799
General and administrative	46,275	23,370	119,251	73,473
Advertising and promotion	12,127	6,562	32,783	19,137
Professional services	7,367	6,838	20,433	13,807

Total expenses	298,018	145,363	754,933	359,624
Earnings before income taxes	182,112	111,551	500,965	293,742
Income taxes	74,833	46,673	204,064	122,310

Net earnings	$107,279	$64,878	$296,901	$171,432

Basic earnings-per-share	$3.21	$1.92	$8.93	$5.03

Diluted earnings-per-share	$2.49	$1.75	$6.96	$4.58

Basic wtd. avg. shares outstanding	33,405	33,725	33,241	34,063
Diluted wtd. avg. shares outstanding	43,687	37,060	43,195	37,427
Book value per share (diluted)	$23.52	$18.52

* Book value per share is computed using fully diluted shares outstanding, assuming conversion of the convertible notes. Using basic shares outstanding, book value per share was $24.48 and $14.12 at September 30, 2004 and 2003, respectively.

Balance Sheet Data: (in thousands)	September 30, 2004	December 31, 2003	September 30, 2003
Cash and cash equivalents (1)	$166,098	$278,598	$255,213
Restricted cash	359,351	116,883	98,234
Loans receivable held for sale, net	3,937,062	3,422,211	3,199,790
Mortgage loans held for investment, net	10,890,455	4,745,937	3,759,623
Residual interests in securitizations	207,300	179,498	205,721
Other assets	328,581	159,260	102,500

Total assets	$15,888,847	$8,902,387	$7,621,081

Credit facilities	$3,822,208	$3,311,837	$3,107,760
Financing on mortgage loans held for investment	10,788,213	4,686,323	3,669,774
Convertible debt	205,638	204,858	204,587
Other liabilities	255,090	157,358	162,683
Total stockholders’ equity	817,698	542,011	476,277

Total liabilities and stockholders’ equity	$15,888,847	$8,902,387	$7,621,081

(1)	Cash and liquidity, which includes available borrowing capacity, was $232.2 million at September 30, 2004, $318.3 million at December 31, 2003 and $306.7 million at September 30, 2003.

Schedule 1

The following table is a reconciliation of loan acquisition costs to our expenses in our income statement, presented in accordance with GAAP:

(in thousands)
	3Q04	2Q04	1Q04	4Q03	3Q03
Total expenses	$298,018	$252,382	$204,533	$193,090	$145,363
Add / subtract:

Excluded expenses (1)	(12,685)	(16,541)	(12,274)	(18,607)	(4,797)
Provision for loss and hedge loss from the mortgage loan portfolio	(25,769)	(17,112)	(19,869)	(10,505)	(8,113)
Direct origination costs classified as a reduction in gain on sale	50,000	63,100	51,600	50,600	47,600
Interest expense	(107,442)	(67,306)	(55,964)	(52,341)	(27,934)

Loan acquisition costs – overhead	$202,122	$214,523	$168,026	$162,237	$152,119
Divided by: quarterly volume	$10,003,424	$12,255,867	$8,436,356	$8,251,562	$8,638,808
Loan acquisition costs overhead (bps)	2.02%	1.75%	1.99%	1.97%	1.76%

(1) Excluded expenses consist of profit-based compensation, servicing division overhead, certain professional fees and direct origination costs capitalized to our loans held for investment.

The reconciliation in the table above illustrates the differences between overhead included in loan acquisition costs and overhead reflected in the income statement. The reconciliation does not address net points and fees because they are deferred at origination under GAAP and recognized when the related loans are sold or securitized.

We believe that the presentation of loan acquisition costs provides useful information regarding our financial performance because it allows us to monitor the performance of our core operations, which is more difficult to do when looking at GAAP financial reports. Our management uses this measure for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

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